Exhibit 99.1

MICROCHIP TECHNOLOGY AND ON SEMICONDUCTOR PROPOSE TO

ACQUIRE ATMEL FOR $5.00 PER SHARE IN CASH

Provides Premium of 52.4% and Values Atmel at $2.3 Billion

Chandler and Phoenix, Arizona, October 2, 2008 – Microchip Technology Incorporated (NASDAQ: MCHP) and ON Semiconductor Corporation (NASDAQ: ONNN) today announced that they have sent a proposal to the Board of Directors of Atmel Corporation (NASDAQ: ATML) to acquire Atmel for $5.00 per share in cash. The proposal, which is being led by Microchip, provides a premium of 52.4% to Atmel’s closing price of $3.28 on October 1, 2008, and values Atmel at $2.3 billion.

The text of the letter that was sent to Atmel’s Board of Directors last night follows:

October 1, 2008

Board of Directors

Atmel Corporation

2325 Orchard Parkway

San Jose, CA 95131

Attention: Steven Laub, President and Chief Executive Officer

Dear Steven:

We appreciate your having taken the time to meet with Steve Sanghi on September 5th to discuss Microchip’s potential acquisition of Atmel. However, we were deeply disappointed to learn subsequently that the Atmel Board of Directors appears unwilling to consider a transaction at this time under any circumstances. Given your apparent refusal to engage in transaction discussions, we are writing to you to formally propose an acquisition of Atmel for $5.00 per share in cash. The acquisition would be led by Microchip and financed in part by the sale of Atmel’s nonvolatile memory and RF and automotive businesses to ON Semiconductor.

Our Offer Would Provide A Significant and Immediate Premium for Atmel Stockholders

We believe that this offer, which represents a 52.4% premium over Atmel’s closing share price on October 1, 2008, is simply too compelling not to bring to your shareholders. Although we have a preference to effect a cash transaction, should you feel your stockholders would prefer a form of consideration other than cash, we would consider including common stock as a portion of the consideration.

This offer is full and fair and would deliver to your stockholders CY2008 EBIT and CY2008 P/E multiples of 19x and 28x, respectively, based on Wall Street estimates (multiples exclude approximately $60 million of restructuring charges and approximately $25 million of stock based compensation). It offers your stockholders an extremely attractive return based on these and other relevant financial metrics, especially when weighed against the challenges in creating shareholder value that Atmel will face if it continues on a standalone basis. The transformation plan that Atmel adopted a year and a half ago in the face of a proxy contest brought by its founder is incomplete and continues to face significant execution risks and obstacles:

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Continued Burden of Lagging and Sub-scale Operating Segments – Atmel has reiterated frequently that the core tenant of its transformation plan is refocusing its resources on its microcontroller business; however, Atmel’s underperforming ASIC and Auto businesses today remain very significant within the company’s overall business. These Atmel segments are significantly below the scale that is necessary for success and they will continue to be a heavy anchor on Atmel’s future operating results.

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Considerable Execution Challenges – Although Atmel has made some progress to date in disposing of unproductive fab assets and achieved modest improvements in operating results under its previously announced plan, the likelihood and timing of successfully executing on the plan is uncertain at best. Disposal of unneeded fabs is only the first part of what has been, and will continue to be, a lengthy and difficult strategic shift for Atmel. For example, even with the changes Atmel has completed to date, the operating margin for its microcontroller business is significantly lagging industry leaders such as Microchip.

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Deteriorating Macroeconomic Environment – Even in a stable or growing economic environment, successful execution of the company’s announced plan is fraught with uncertainty. Against this background of significant execution risk, however, you confront a rapidly deteriorating U.S. and global macroeconomic environment that will magnify these risks and increase the likelihood of failure.

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Lagging Stock Price – Even with the changes Atmel has announced in connection with its current business plan and the actions it has taken to date, your stockholders have seen a 46% decline in the value of their shares in the last two years. Both the stocks of Microchip and ON Semiconductor, as well as the overall Nasdaq and SOXX indices, have performed better than Atmel’s during this two year period.

We believe your stockholders are aware of, and fully appreciate, these risks and challenges confronting Atmel’s current course and will find the certain value we are offering for their shares to be an attractive alternative to the otherwise uncertain future facing Atmel.

Contemplated Transaction

As the lead participant, Microchip would acquire Atmel in a cash merger (subject to Atmel’s potential desire for some common stock). The transaction would be financed with a combination of cash from Microchip and proceeds from the sale of certain Atmel assets to ON Semiconductor. With respect to the latter, ON Semiconductor would acquire the assets related to Atmel’s nonvolatile memory and RF and automotive businesses immediately prior to the merger closing. ON Semiconductor would finance its purchase using a combination of existing cash resources, borrowings under its existing credit facility and additional financing.

Although not a condition to our offer, Microchip intends to dispose of Atmel’s ASIC business upon completing the acquisition or shortly thereafter. Microchip is confident that it could divest the business and has engaged recently in discussions with a third party who has expressed interest in acquiring it.

Compelling Business Rationale that will Benefit Customers and Business Partners

It is clear that your businesses would thrive inside Microchip and ON Semiconductor. Microchip is a leading provider of microcontrollers and analog semiconductors, having posted industry-leading financial results and superior shareholder returns. Microchip has a proven reputation for providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide spanning the automotive, communications, computing, consumer and industrial control markets. And ON Semiconductor is a leader in analog and mixed signal technology and design, with a focus on driving shareholder returns through strong margins and superior cash flow. ON Semiconductor is well-positioned as a preferred supplier of efficient power solutions to customers in the power supply, automotive, communication, computer, digital and consumer, medial, industrial and military/aerospace markets, with recognized excellence in sales and marketing, supply chain management and world class, high volume, cost effective manufacturing.

Your customers and business partners will benefit from a more complete, robust and competitive product offering from a combined company that is better positioned to deliver high-quality design components immediately as well as technology road maps and innovative solutions to help them stay ahead of tomorrow’s design trends.

Attractive Opportunity for Atmel’s Talented Employee Base

We also believe the transaction we are proposing represents a uniquely attractive opportunity for Atmel’s employees to join with companies better able to respond to marketplace challenges and compete successfully over the long-term. We have the highest respect for the quality of Atmel’s work-force and its culture of innovation. A significant portion of the transaction value is represented by the talented employees that would continue to work for our companies going forward. We are therefore ready to discuss with you the best way to structure incentives to retain and motivate your key talent following the transaction.

Prepared to Engage in Meaningful Discussions Promptly

We have dedicated significant time and resources in evaluating the merits and risks of this transaction and are confident that it can be consummated expeditiously in partnership with your team. We have reviewed the transaction with our respective counsel and are confident that the transaction will receive all necessary regulatory approvals. Although we have completed extensive due diligence based on publicly available information, our proposal is of course subject to customary due diligence, as well as the negotiation of definitive transaction agreements (including with respect to ON Semiconductor’s additional financing) and the satisfaction of customary conditions to be set forth in such agreements. We have retained J.P. Morgan to act as our financial advisor and Simpson Thacher & Bartlett LLP and DLA Piper as legal advisors. We and our advisors are available to meet with you immediately to discuss the terms of our proposal and to commence due diligence and the negotiation of definitive documentation for the transaction.

We believe now is the right time to pursue the transaction, and we are committed to moving forward on an expedited basis. Considering the substantial premium and other compelling benefits of this proposal, we are confident that, given the opportunity, Atmel’s stockholders and your other stakeholders will enthusiastically support this offer. In light of the foregoing, we ask that you engage us in a meaningful and productive discussion about this proposal promptly and with a sense of urgency. We remain available to meet with you further to continue to discuss the value creation opportunity that the potential transaction represents. We look forward to your prompt response.

Sincerely,

Steven Sanghi	Keith Jackson
President, Chief Executive Officer and	President and Chief Executive Officer
Chairman of the Board	ON Semiconductor Corporation
Microchip Technology Incorporated

Microchip and ON Semiconductor will host a joint analyst/investor conference call on Thursday, October 2, 2008 at 9:00 a.m. Eastern Time to discuss the announcement. The dial-in number for United States callers is (800) 214-0694 and the dial-in for participants located outside the United States is (719) 955-1425. The passcode for all callers is 300066. Please dial in at least 10 minutes in advance of the call. A slide presentation and live audio webcast of the call will be available at www.microchip.com and www.onsemi.com. Playback of the conference call will be available for replay through the close of business on October 9, 2008, and can be accessed by dialing (888) 348-4629 from within the United States or (719) 884-8882 from outside the United States. The passcode for the replay is 300066.

Forward Looking Statements

Statements in this press release, including those regarding Microchip Technology’s and ON Semiconductor’s proposal to acquire Atmel Corporation, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “expect”, “intend”, “estimate” (and the negative of any of these terms), “future” and similar expressions help identify forward looking statements. These forward looking statements are subject to business and economic risk and reflect the current expectations of each of Microchip’s and/or ON Semiconductor’s management, as applicable, and involve subjects that are inherently uncertain and difficult to predict. Actual results could differ materially from these forward-looking statements because of factors such as: the possibility that Microchip’s and ON Semiconductor’s joint proposal to acquire Atmel will be rejected by Atmel’s board of directors or shareholders; the possibility that ON Semiconductor will not be able to obtain sufficient financing; the possibility that Microchip and ON Semiconductor will be unable to reach agreement on the terms of the sale of certain Atmel assets; the possibility that, even if Microchip’s and ON Semiconductor’s proposal is accepted, the transaction will not close or that the closing may be delayed; the effect of the announcement of the proposal on each of Microchip’s, ON Semiconductor’s and Atmel’s strategic relationships, operating results and businesses generally, including the ability to retain key employees; each of Microchip’s and ON Semiconductor’s ability to successfully integrate Atmel’s operations and employees; general economic conditions; and other factors described in Microchip’s SEC filings (including Microchip’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2008) and ON Semiconductor’s SEC filings

(including ON Semiconductor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 27, 2008). If any of these risks or uncertainties materialize, the joint proposal may not be accepted, the acquisitions may not be consummated, the potential benefits of the acquisitions may not be realized, Microchip’s, ON Semiconductor’s and/or Atmel’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. All information in this press release is as of October 2, 2008. Each of Microchip and ON Semiconductor undertakes no duty to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Microchip Technology

Microchip Technology Incorporated (NASDAQ: MCHP) is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Ariz., Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip’s website at www.microchip.com.

About ON Semiconductor

With its global logistics network and strong product portfolio, ON Semiconductor Corporation (NASDAQ: ONNN) is a preferred supplier of high performance, energy efficient, silicon solutions to customers in the power supply, automotive, communication, computer, consumer, medical, industrial, mobile phone, and military/aerospace markets. The company’s broad portfolio includes power, analog, DSP, mixed-signal, advance logic, clock management and standard component devices. Global corporate headquarters are located in Phoenix, Arizona. The company operates a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

Microchip Investor Contacts:	ON Semiconductor Investor Contacts:
MacKenzie Partners	Ken Rizvi
Amy Bilbija	(602) 244-3437
(650) 798-5206	ken.rizvi@onsemi.com
abilbija@mackenziepartners.com

Microchip Media Contacts:	ON Semiconductor Media Contacts:
Sard Verbinnen & Co	Anne Spitza
David Reno	(602) 244-6398
(212) 687-8080	anne.spitza@onsemi.com
dreno@sardverb.com
Andrew Cole or Ron Low
(415) 618-8750
acole@sardverb.com / rlow@sardverb.com

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